Exhibit 5.1

October 30, 2026

NorthStar Earth & Space Enterprises, Inc.

384 Rue Saint-Jacques #300

Montréal, Québec, H2Y 1S1

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

Reference is made to the Business Combination Agreement, dated April 16, 2026, as amended on May 15, 2026 and July 15, 2026 (the “Business Combination Agreement”), by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“Viking”), NorthStar Earth & Space Inc., a corporation existing under the Canada Business Corporations Act (the “CBCA” and such corporation, “NorthStar”) and Viking NS Amalgamation Corp, a corporation existing under the CBCA (“NewCo”). Pursuant to the terms and conditions of the Business Combination Agreement, on October 1, 2026, (i) Viking changed its jurisdiction of incorporation by effecting a deregistration in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into Canada, (ii) an arrangement under Section 192 of the CBCA occurred, pursuant to which, among other things, NewCo and NorthStar amalgamated under the CBCA (the “Amalgamation”) to form one corporate entity, with NewCo surviving the Amalgamation as a wholly owned subsidiary of Viking and (iii) Viking changed its corporate name to “NorthStar Earth & Space Enterprises, Inc.” (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Business Combination Agreement.

We have acted as counsel to you in connection with the preparation of the Company’s Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 30, 2026 (the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the Registration Statement. The Registration Statement relates to the resale from time to time by the selling securityholders listed in the Registration Statement of, among other securities, 219,998 warrants (the “Warrants”), each warrant exercisable for one common share of the Company. The Warrants were issued pursuant to a private warrant agreement, dated October 30, 2025, as amended on October 1, 2026, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Business Combination Agreement, (ii) the Registration Statement and all exhibits thereto, (iii) the Warrant Agreement and (iv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the laws of the State of New York.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.